Exhibit 99.1

May 10, 2011

NORTHWEST PIPE REPORTS Q1 2011 RESULTS AND

ANNOUNCES CONFERENCE CALL

Vancouver, WA, May 10, 2011. Northwest Pipe Company (NASDAQ: NWPX) today announced that it has filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. The Company has also announced that it will broadcast its first quarter 2011 earnings conference call on Thursday, May 12, 2011, at 9:00 am PDT via live internet webcast.

First Quarter 2011 Results

Sales for the quarter ended March 31, 2011 increased 38.7% to $111.5 million compared to $80.4 million in the quarter ended March 31, 2010. Gross profit was $15.6 million (14.0% of sales) in the first quarter of 2011, an increase of $6.5 million from $9.1 million (11.3% of net sales) in the same quarter of 2010. Net income for the first quarter of 2011 was $3.6 million or $0.38 per diluted share compared to $1.1 million or $0.11 per diluted share for the same period in 2010.

Water Transmission sales increased by 11.3% to $58.6 million in the first quarter of 2011 from $52.7 million in 2010. The increase in sales was due to a 23% increase in selling prices, partially offset by a 10% decrease in volume. Water Transmission gross profit increased to $10.2 million (17.4% of segment net sales) in the first quarter of 2011 from $6.7 million (12.7% of segment net sales) in the same quarter of the prior year. Water Transmission sales and gross profit were favorably impacted by the mix of contracts produced during the quarter.

Tubular Products sales increased 90.7% to $52.8 million in the first quarter of 2011 from $27.7 million in the first quarter of 2010, driven by increases in tons sold and selling prices per ton. The most significant increase in demand was for energy pipe resulting from increases in natural gas and oil drilling operations. This enabled us to utilize the additional capacity brought into production in Bossier City, Louisiana over the course of 2010. Tubular Products gross profit increased to $5.4 million (10.2% of segment net sales) in the first quarter of 2011 from $2.4 million (8.8% of segment net sales) in the same quarter of 2010. While gross profit increased with the increase in sales, it was tempered by higher steel costs as selling prices did not increase as rapidly as steel costs in the first quarter of 2011.

As of March 31, 2011, the backlog of orders was approximately $258 million, with the Water Transmission segment representing approximately $194 million and the Tubular Products segment representing approximately $64 million. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that they have been the successful bidder even though a binding agreement has not been executed.

Outlook

“We expect Water Transmission sales to grow in 2011 compared to 2010,” said Richard Roman, President and Chief Executive Officer of the Company. “We expect Tubular Product sales will also grow through 2011 as compared to 2010, primarily due to the additional production in Bossier City.”

Conference Call

The Company will broadcast its first quarter 2011 earnings conference call on Thursday, May 12, 2011 at 9 am PDT via live internet webcast. The conference broadcast can be accessed at the Investor Relations section of the Company’s website located at http://www.nwpipe.com. For those unable to attend the live broadcast, a replay will be available on the Investor Relations section of the website or by dialing 800-509-8621 passcode 6301 approximately one hour after the event and will remain available for 30 days.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture, industrial and traffic signpost systems. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Richard A. Roman are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Net sales:
Water Transmission	$58,645	$52,685
Tubular Products	52,813	27,697

Total net sales	111,458	80,382

Cost of sales:
Water Transmission	48,454	46,012
Tubular Products	47,420	25,273

Total cost of sales	95,874	71,285

Gross profit	15,584	9,097

Selling, general, and administrative expense	7,315	6,645

Operating income	8,269	2,452

Other expense (income)	113	(655)
Interest income	(33)	(231)
Interest expense	2,374	1,342

Income before income taxes	5,815	1,996

Provision for income taxes	2,249	940

Net income	$3,566	$1,056

Basic earnings per share	$0.38	$0.11

Diluted earnings per share	$0.38	$0.11

Shares used in per share calculation:

Basic	9,304	9,249

Diluted	9,344	9,342

NORTHWEST PIPE COMPANY

CONDENSED SELECTED BALANCE SHEETS AND OTHER DATA (Unaudited)

(Dollar amounts in thousands)

	March 31, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$77	$51
Trade and other receivables, net	71,438	66,474
Costs and estimated earnings in excess of billings on uncompleted contracts	54,439	45,533
Inventories	93,601	80,887
Other current assets	18,778	23,755

Total current assets	238,333	216,700
Property and equipment, net	174,895	171,766
Other assets	46,561	46,739

Total Assets	$459,789	$435,205

Liabilities:
Current maturities of long-term debt	$6,816	$6,801
Accounts payable	40,332	28,463
Accrued liabilities	12,553	11,448
Billings in excess of cost and estimated earnings on uncompleted contracts	15,303	14,808

Total current liabilities	75,004	61,520
Note payable to financial institution	77,454	68,000
Other long-term debt, less current maturities	22,450	25,517
Other liabilities	35,402	34,522

Total liabilities	210,310	189,559

Stockholders’ equity	249,479	245,646

Total liabilities and stockholders’ equity	$459,789	$435,205